Exhibit 99

MEREDITH CORPORATION
INVESTOR CONFERENCE CALL
FIRST QUARTER OF FISCAL 2004

INTRODUCTION

JIM JACOBSON

Good morning. I'm Jim Jacobson, Director of Investor Relations for Meredith Corporation. With me today are Bill Kerr, our Chairman and Chief Executive Officer; Steve Lacy, President of our Publishing Group; Suku Radia, our Chief Financial Officer; and Steve Cappaert, our Corporate Controller. Kevin O'Brien, President of our Broadcasting Group, joins us from WGCL, our CBS affiliate in Atlanta.

Before our presentation, I will take care of a few housekeeping items.

First, this call is being webcast on our web site-Meredith.com. A replay will be available through November 5th. Our formal remarks will be available on our web site and will be furnished to the SEC as part of an 8-K.

Second, SEC Regulation G addresses the use and disclosure of non-GAAP financial measures. For example, in this call we will refer to non-GAAP measures, which considered in conjunction with GAAP results, provide additional analytic tools to understand our core operations. Tables in the release reconcile GAAP results to non-GAAP measures. You may access this information on our web site.

Last, in today's call we will include statements that are considered forward-looking within the meaning of federal securities laws. These statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements.

Factors that could adversely affect future results include, but are not limited to, changes in advertising and consumer demand; paper prices; postage rates; overall economic conditions; and world, national and local events that could disrupt broadcast television. A comprehensive description of the risk factors can be found in our earnings release issued today and in certain of our SEC filings. The Company undertakes no obligation to update any forward-looking statement.

Now, Bill will begin management's presentation.

BILL KERR

Welcome

Thanks, Jim, and welcome to everyone. I'll start today with an overview of our performance in the first fiscal quarter. Kevin and Steve will update you on their respective business groups. Suku will discuss our financial position and our outlook for the second quarter and all of fiscal 2004. Then, we'll address your questions.

Financial Highlights

We are very pleased to report another strong quarter:
--	Earnings per share rose 19 percent and earnings grew 20 percent, before the cumulative effect of a change in accounting principle recorded in fiscal 2003.
--	Total revenues increased 9 percent.
--	Total advertising revenues rose 11 percent.

It is impressive that both of our segments continued to outperform their peers.

In broadcasting, revenues grew 3 percent, versus an industry decline of 2 percent, according to industry metrics. Political advertising in the prior-year quarter created difficult comparisons for virtually every broadcaster. We replaced $6.3 million of net political advertising, or 10 percent of total broadcasting revenue. This was an outstanding achievement. Our revenue growth excluding political advertising was 13 percent, the best of any broadcasting company that has reported to date.

In publishing, our magazines continued to benefit from a flight to quality as consumers and advertisers continued to turn to leading titles such as our premier home and family publications. Our total PIB advertising pages rose 10 percent in the first quarter versus an industry decline of 3 percent. In the first nine months of calendar 2003, advertising pages for our magazines as a group rose 14.5 percent, the largest gain reported among the country's top 25 magazine publishers.

Allow me to congratulate Steve Lacy, who was recently named Publishing Executive of the Year for 2003 by Advertising Age magazine. This is a prestigious award and is a testimony to Steve's business acumen, vision, hard work and results. We're also very proud that MORE magazine was named by Advertising Age to the prestigious "A List," a list of the country's top ten magazines in terms of advertising, circulation and content. You may recall that Better Homes and Gardens made the "A List" last year. Additionally, earlier this month Better Homes and Gardens topped Adweek magazine's "Big List" of 2003's magazine industry market leaders, ahead of such large titles as People, Sports Illustrated and Time.

Execution of Our Growth Strategies

Our first quarter performance reflects the continued successful execution of our growth strategies.

In broadcasting, we continued to improve our news ratings, add newscasts, leverage our publishing assets through our Cornerstone programs, and translate our ratings gains to revenue growth.

In publishing, we grew advertising pages and market share in our magazines. In addition, we benefited from our December 2002 acquisition of the American Baby Group, the continued circulation expansion of our mid-sized titles, and growth of our non-magazine businesses.

Long-term Financial Objectives

Kevin and Steve will provide more detail about their respective businesses, but I want to emphasize our long-term financial objectives.

Each of our segments should improve its margin over the long term. We believe broadcasting will reach a 40 percent EBITDA margin in two to three years, and publishing will increase its operating profit margin to 20 percent in three years. We expect to grow earnings per share in the low double digits in nonpolitical years and in the mid-to-high teens in political years.

Now Kevin will detail broadcasting's first quarter results.

BROADCASTING

KEVIN O'BRIEN

Thanks, Bill. Broadcasting's turnaround continued with an outstanding first quarter.

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We led the industry with 3 percent revenue growth despite challenging political comparisons. As Bill said, our 13 percent revenue growth excluding political advertising was also better than any other broadcaster reporting to date.

--	Our operating profit grew 3 percent. This was a notable achievement given the difficult political advertising comparisons. Most other broadcasters experienced profit declines.

I'll begin the details with news.

News Focus

A major and ongoing objective is to continue to improve the ratings of our newscasts. We are beginning to develop a reputation for outstanding news. We are changing viewing habits, improving ratings and selling advertising based on real ratings improvements in most of our markets.

Overall, we improved news ratings in each of the last three important ratings books. In the November 2002, February 2003 and May 2003 sweeps periods, approximately two-thirds of our news day parts improved ratings.

The improved ratings allowed us to expand our news coverage in the last 18 months.
--	At KVVU, our outstanding FOX affiliate in Las Vegas, we added a newscast from 6 to 7 a.m. and an additional half hour to the prime-time news.
--	At KCTV, our CBS affiliate in Kansas City, we added an hour to the early morning newscast, and
--	At WSMV in Nashville, we recently launched a mid-day weekend newscast.

We recently established a bureau in Washington D. C. to strengthen our news service in each of our markets. This bureau will allow our stations to provide more comprehensive and in-depth coverage of national and political implications on important local issues.

Growing Revenues

Higher ratings and more newscasts are important, but the real key is translating the ratings gains into revenue growth. We have done that. We have consistently outperformed the industry in terms of revenue growth for nearly three years, except for one quarter in which we faced difficult Olympic comparisons. We outperformed the industry again in the first quarter of fiscal 2004.

To reach our goal of 40 percent EBITDA margin, we need to continue executing our growth strategies. We are improving news ratings, translating those gains into revenue growth and judiciously managing expenses. We expect that combination will lead to achieving our EBITBA margin goal in two to three years.

Station Revenues

Our greatest upside potential is in our largest markets-Atlanta, Phoenix and Portland. From an overall news perspective, our stations in both Atlanta and Phoenix are number 4 in their respective markets. That means both stations have significant upside potential. In Portland, KPTV is number 2 and focused on becoming the solid number 1. It is well-positioned to increase profit contribution when the Pacific Northwest economy improves.

We are beginning to realize this upside potential through improved ratings. Let me give you a few examples from the July book. In Phoenix, KPHO improved ratings for all of its newscasts, while the evening news rating more than tripled at WGCL in Atlanta. And in Portland, KPTV's late news was the number 1 primetime newscast in the top 30 markets. The station's morning newscast was number 2, beating Good Morning America and The CBS Morning News, and in September and October it has often been number 1.

Building ratings in our largest markets is essential to achieving our long-term financial objectives. In a market like Atlanta, a one-point gain in sign-on to sign-off ratings can be worth approximately $8 million in net revenues.

There is significant growth potential in our other markets as well. Our CBS affiliate in Hartford is the only news leader in our markets. Our other stations are number 2, 3 or 4 in their viewing areas.

Our top advertising categories during the quarter were automotive, restaurants and professional services. Local advertising-which accounted for more than 60 percent of our group's revenue in the quarter-was strong, especially at our FOX stations. Our gains in local advertising reflect our efforts to improve our sales culture, pursue advertisers that are new to television and create additional revenue sources. We experienced some weakness in national advertising largely due to the expected decline in political advertising.

Other Revenue Initiatives

Now, I'll discuss our initiatives for building other revenues. Our highly successful Cornerstone programs combine content from our leading magazines such as Better Homes and Gardens and Ladies' Home Journal with local advertising. For example, this fall all of our stations will be distributing "Family Traditions," a guide to family time and holiday celebrations from Better Homes and Gardens.

Revenues from our Cornerstone programs more than doubled to over $4 million in the first quarter. As we have said previously, we have started syndicating these programs to non-Meredith markets. In a world of media companies promoting the benefits of cross-media programs, we are delivering results.

Springfield

We are excited about our new CBS affiliate WSHM in Springfield Massachusetts-the country's 106th largest market. As previously announced, we bought a low-power station and obtained the CBS network affiliation. Starting a network affiliate in a market this size is a unique opportunity and is a great example of our creativity to grow revenues.

We will sell advertising in the local market as WSHM begins broadcasting at the start of 2004. Because we can leverage technical and administrative resources from our CBS affiliate in Hartford, there won't be material incremental cost in the near term. In time, we will add local news to increase service to viewers and advertisers.

Second Quarter Pacings

We are pleased with our first quarter broadcasting results, but our focus now is on the second quarter and beyond. The second quarter comparisons will be especially challenging because we booked $14.1 million of net political advertising in the comparable quarter. At this time, our pacings in the current quarter are running down in the high single digits. Excluding political advertising, pacings currently are running up approximately 10 percent.

Now Steve will tell you about publishing's first quarter.

PUBLISHING

STEVE LACY

Thanks, Kevin. Publishing produced another strong quarter. I'll start with a brief overview of our results. Then I'll discuss our magazine operations, our Corporate Solutions business and our retail programs. I'll close my portion of the call with a look at our integrated marketing operations and the continued strong performance from our book business.

In the first quarter--
--	Operating profit increased 14 percent.
--	Operating profit margin was 16 percent, up from 15.6 percent in the prior-year quarter.
--	Total revenues increased 11 percent and were up 4 percent excluding the American Baby Group.

Magazines

Turning to our magazines, I'll begin with Better Homes and Gardens and Ladies' Home Journal, our two largest titles.

These titles built on their advertising gains in fiscal 2003 to produce combined ad page growth of 9 percent in the first quarter. They increased their combined share of advertising revenue in the women's service field to 44 percent, up 1 percentage point for the 12 months ended with the September issues, according to PIB.

American Baby

The American Baby Group is proving to be an excellent acquisition. Its financial results were in line with our expectations in the first quarter. The American Baby Group expands our ability to reach younger women and families and the rapidly growing Hispanic market. We added more than 9 million new names to our industry-leading database as a result of this acquisition.

American Baby magazine is performing well, but we can make it even stronger. Beginning with the February 2004 issue, we will refresh the title with new editorial content supporting non-endemic categories such as beauty, food and home. The intent is to help busy young mothers look their best, feed their families, decorate their children's rooms, and get better organized at a multitude of tasks.

Mid-size titles

Our mid-size titles- Country Home, Traditional Home, MORE and Midwest Living-continued their strong advertising growth. Advertising pages rose 28 percent in Traditional Home, 18 percent in both Country Home and Midwest Living, and 12 percent in MORE.

We are also benefiting from expanding the rate bases of our mid-size titles. Currently, their collective rate base is more than 3.8 million, nearly as large as that of Ladies' Home Journal. Country Home's rate base is already more than 1 million, and we expect to raise the rate bases of our other mid-size titles to that level over time. Higher rate bases are important because they allow us to increase advertising rates and attract non-endemic advertisers.

Advertising Categories

In the first quarter we experienced strength in several key advertising categories, including home and building, food and beverage, pharmaceuticals, and cosmetics.

Circulation

Our magazine circulation dynamics are one of the factors that continue to differentiate us from our competition. We have built a subscription model that is based primarily on long-term direct-to-publisher sources of business through which customers typically subscribe for a period of two to three years. Subscriptions comprise 96 percent of Better Homes and Gardens' and 91 percent of Ladies' Home Journal's rate base, far higher than other titles in the women's service field.

This model allows us to be less dependent on both outside agents and newsstand sales when delivering our rate base guarantees. We have maintained our strong circulation primarily by generating exceptional response rates to our direct mail offers, effectively renewing our existing customers, and using the Internet to obtain incremental orders. In the first quarter of fiscal 2004, our net Internet orders rose nearly 80 percent compared to fiscal 2003. We believe our model results in higher renewal rates, lower susceptibility to newsstand volatility and, ultimately, higher long-term subscription profitability.

Corporate Solutions

Meredith Corporate Solutions provides our advertisers with cross-platform programs that deliver a consistent message across our portfolio of magazines. These programs offer more comprehensive services to our clients and establish relationships at a higher level in their organizations, positioning Meredith for additional business over time.

Let me quickly describe one such program we are developing for Pfizer's cholesterol drug, Lipitor. This program will include an educational insert titled "Seven Ways to Control Cholesterol" in early calendar 2004 issues of Better Homes and Gardens, Ladies' Home Journal, MORE, Country Home and Midwest Living. Reprints of the insert will also be made available as a "take one" brochure in doctors' offices across the country. As part of the arrangement, we will work with a market research firm to conduct pre- and post-reader surveys. The data will help us and Pfizer to evaluate the effectiveness of the program.

Retail Programs

Through our retail programs, we continue to develop innovative ideas to increase advertising sales, improve newsstand demand for our titles, and assist advertisers in building links between retailers and consumers.

One example is our growing relationship with Publix, a leading supermarket chain in the Southeast. In this program we publish and distribute sales event magazines to Publix customers. The program has grown from one sales event annually to six. Also, we are publishing a separate 24-page customer loyalty magazine that will be mailed to 700,000 Publix customers.

This program gained national attention from other food retailers across the country. We are in discussions with other chains outside of Publix markets.

Integrated Marketing

Integrated marketing is our custom publishing operation. In the first quarter of fiscal 2004, revenues grew more than 20 percent. As we noted in our fourth quarter call, fiscal 2003 was integrated marketing's strongest year ever in terms of new business sold. We continued that momentum in fiscal 2004 by adding new relationships and renewing existing ones.

We are very excited about our new relationship with DIRECTV, the leading satellite television operator in the United States. We are publishing its monthly programming guide, a subscription-based title with a circulation of 600,000. DIRECTV has 12 million subscribers, and we intend to use our direct-to-consumer circulation expertise to grow the guide's circulation over time. We also will help DIRECTV promote its programming packages to selected customers. As just one example, we will target sports fans with promotional materials for a football channel, packaged together with an offer for a pay-per-view boxing match.

Books

Our book operations' stellar performance continued in the first quarter. Revenues grew more than 20 percent and profit more than doubled. These results are particularly impressive since we were cycling against a quarter that included the release of the 12th edition of the Better Homes and Gardens New Cook Book.

Executing our strategy to publish high-quality books based on our own brands and those licensed from others continues to produce excellent results. Through this strategy, we have diversified our book revenues, but also opened distribution channels beyond traditional book retailers.

New books related to the hit decorating show Trading Spaces were sales leaders. Make it Yours and Color, the second and third books in the series, went on sale in August, and to date we have shipped more than 325,000 copies of each book. Paige by Paige: A Year of Trading Spaces peaked as number three on the New York Times bestseller list for paperback nonfiction. To date we have shipped more than 250,000 copies.

The 12th edition of the Better Homes and Gardens New Cook Book continues to perform well. Retailers have ordered nearly 300,000 copies so far in this holiday season.

Our book pipeline remains strong. Recently, we began shipping the first books in a series of titles based on Home & Garden Television and The Food Network. We also will publish two additional Trading Spaces books and a book for Monster Garage, the hit car customization show on The Learning Channel.

Second Quarter Advertising Revenues

Our first quarter was a positive start to fiscal 2004. For the second quarter, our magazine advertising revenues are currently running up in the high twenties and, excluding the American Baby Group, are up in the high teens.

With that update on our Publishing business, Suku will now provide corporate financial information, including our current guidance.

SUKU RADIA

Thanks, Steve. As you've heard, we produced strong results in the first quarter.

--	Earnings grew 20 percent.
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Total debt declined from $375 million as of June 30th, 2003 to $355 million at September 30. This is our lowest debt level in more than four and a half years. Since March 31, 1999 we've reduced debt by $230 million, repurchased $168 million worth of our stock, made capital expenditures of more than $160 million, completed a $120 million acquisition, and paid nearly $77 million in dividends. Our ability to generate cash flow and our available debt capacity position us very well to take advantage of acquisition opportunities that present themselves.

--	Net interest expense declined to $5.8 million from $8.3 million in the comparable quarter due to mark-to-market adjustments on our interest rate swaps.
--	Our effective tax-rate was 38.7 percent.
--	Capital expenditures for the first quarter were $6.3 million. For the entire fiscal year we expect capital expenditures to range from $30 to $35 million.
--	We repurchased approximately 100,000 of our shares in the first quarter as part of our ongoing stock repurchase program.

Guidance

Given that financial summary, let's take a forward look.

I'll begin by reminding you that net political advertising revenues were $14.1 million, or 17 percent of broadcasting revenues in the second quarter of fiscal 2003. That's more than double the $6.3 million reported in the first quarter of that fiscal year. The $14.1 million will make fiscal 2004 second quarter comparisons extremely challenging.

Kevin noted broadcast pacings in the current quarter are running down in the high single digits and are up approximately 10 percent excluding political advertising. Remember that broadcast pacings are a snapshot in time and change frequently.

As Steve just said, our second quarter magazine advertising revenues are currently running up in the high twenties and, excluding the American Baby Group, are up in the high teens.

Note, too, that we continue to experience issue-to-issue advertising volatility in our magazines and delayed decision-making on pages.

For the second quarter of 2004 and the full year, we believe the First Call consensus estimates of $0.36 and $2.05 per share, respectively, are achievable.

I'll turn the call back to Bill for his final remarks.

BILL KERR

Thank you, Suku. We're particularly proud of our strong first quarter performance because we are still operating in a challenging environment, which is exacerbated by difficult political comparisons.

As a company we have great brands. Our premier home and family titles are outperforming their peers. Our television stations are improving their news ratings. Our experienced management teams are successfully executing our growth strategies and aggressive marketing plans. The second quarter will be difficult due to the continued political advertising comparisons, but we are confident we can maintain our momentum and deliver a strong fiscal 2004.

Right now, it's time to hear from you. We are ready for your questions.